Exhibit 99.1

KULR’S Thermal Architecture Included In Upcoming Mars Perseverance Rover

NASA-JPL's Perseverance Rover Recently Profiled on 60 Minutes will include KULR's Space-Used Thermal Management Technology

CAMPBELL, CA, June 4, 2020 – KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”), a leading developer of space-qualified electronics cooling systems and proven solutions for preventing dangerous battery fires and explosions, today announced that its innovative carbon fiber thermal management solutions will be used on the upcoming NASA-JPL 2020 Mars mission as part of the Mars Rover.

For the Mars mission, KULR will provide crucial thermal management for vital components in the Rover as part of the SHERLOC (Scanning Habitable Environment with Raman & Luminescence for Organics & Chemicals) equipment. The KULR solution includes custom-designed phase change heat sinks designed to absorb and mitigate rapid temperature changes, keeping sensitive components such as lasers and sensors within desired temperature ranges to avoid signal distortion or other complications.

During the 2020 Mars Mission, SHERLOC will be mounted on the rover’s robotic arm and use spectrometers, a laser, and a camera to search for organics and minerals that may be signs of past microbial life. The Perseverance Rover and its mission were recently introduced to a national audience on the CBS show “60 Minutes” on May 31, 2020.

“Detecting life on Mars has profound implications that can change how humanity perceives its place in the universe,” said KULR Technology’s CTO, Dr. Timothy Knowles, who has worked on NASA projects for decades. “Leveraging discoveries from past Mars missions, the 2020 Perseverance incorporates the most advanced engineering design to improve entry, descent, landing, camera, and sensor capability. The same is true for thermal design. Perseverance represents the apex of aerospace engineering and KULR is happy to be part of its history.”

The KULR design in the “SHERLOC” project is a unique and highly effective phase-change system that incorporates KULR’s proprietary, highly conductive vertical carbon fiber architecture with a material similar to wax that can change from solid to liquid while absorbing high amounts of heat energy. A pair of KULR heat sinks were designed to accept 5400 Joules of heat for over one-hour operating time while keeping the temperature of the spectrometer detector within design limits. All the components, including KULR’s heat sinks, will be expected to last at least one Mars year – about 687 days on Earth.

“The KULR team has been an essential part of many of our projects in the last two decades,” said Mike Pauken, Spacecraft Thermal Systems Engineer at the Jet Propulsion Lab. “We’re happy to be working with them and incorporating their thermal solutions as part of the SHERLOC Instrument on the upcoming Mars 2020 Rover Mission.”

The Mars 2020 mission is scheduled to launch in July 2020.

This is not KULR’s first project high-profile NASA mission. In 2017, KULR designed a system to keep the components from freezing during NASA’s NICER mission which explored deep space neutron stars. KULR recently collaborated on a project to safely ship to and store laptop batteries aboard the International Space Station using KULR’s Thermal Runaway Shield (TRS) technology . Over years of work, Knowles and his team have designed more than 100 different heat management configurations for NASA and other aerospace and commercial customers.

For more information on KULR's phase change solutions and why they are important, or to learn more about KULR’s battery safety and passive propagation testing technologies, please direct enquiries to contact@kulrtechnology.com.

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About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA deep space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Keith Pinder

Landon Capital

Main: (404) 995-6671

kpinder@landoncapital.net

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

derek.newton@kulrtechnology.com